RLHC Reports Fourth Quarter and Full Year 2014 Results
Increases Adjusted EBITDA for Fourth Consecutive Quarter
Completed 15 Franchise Deals in 2014;
Executes Transformative Joint Venture and Refinancing Transaction in January Positioning RLHC
for Continued Growth

SPOKANE, Wash., Feb. 26, 2015 - (GLOBE NEWSWIRE) -- RLHC (“Red Lion Hotels Corporation”) (NYSE: RLH), a growing hospitality company that operates and franchises upscale and midscale hotels, today reported fourth quarter and full year 2014 results.

2014 Highlights:

•
RevPAR from comparable company operated hotels increased 9.5 percent year-over-year in the fourth quarter and 6.9 percent in 2014. Comparable systemwide RevPAR increased 8.1 percent year-over-year in the fourth quarter and 6.0 percent in 2014.

•	ADR and Occupancy from comparable company operated hotels improved 4.5 percent and 260 bps year-over-year in the fourth quarter and 3.3% and 220 bps in 2014, respectively

•	Adjusted net loss per share improved meaningfully to $0.19 versus $0.26 year-over-year in the fourth quarter and to $0.13 versus $0.34 in 2014

•	On a consolidated basis, Adjusted EBITDA increased $0.5 million year-over-year in the fourth quarter and $2.9 million, or 24%, in 2014

•	Acquired an adaptive reuse property located at Baltimore’s Inner Harbor; expected to open in summer 2015 as the company’s first Hotel RL establishing an East Coast presence for the RLHC brands
2015 Year-to-Date Highlights:

•	Completed a comprehensive transaction to accelerate the execution of its national growth strategy including the sale of a minority stake in 12 hotels and refinancing of all secured debt

•	Sold Bellevue and Wenatchee properties for $39.5 million in aggregate proceeds

Comparable operating results (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the hotels or operations that have been sold and/or discontinued. Throughout this release the company refers to certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“2014 was a transformative year for RLHC on every level,” said RLHC President and Chief Executive Officer Greg T. Mount. “We have completed several major steps in the transformation of our business from a capital intensive full asset ownership model to an asset-light suite of hospitality brands focused on managing our joint venture properties and on franchising hotels. At the same time, our new technology and marketing initiatives drove significant improvement in our operations and profitability, evidenced by four consecutive quarters of RevPAR and Adjusted EBITDA growth, as well as meaningful improvement in our bottom line performance.”

Mount concluded, “Due to the tremendous strides we have made, RLHC is uniquely positioned for growth. We were able to attract the support of major commercial real estate investment partners to complete a pivotal joint venture transaction in January. Coupled with the proceeds from the sale of non-core assets, we now have well over $60 million in dry powder to execute strategic growth. We will continue to invest in hotels alongside of our franchisees and through partial equity positions in joint ventures to further fuel our national expansion as we push toward our goal of growing to 100 hotels systemwide in 100 weeks. As we complete our transition to a hotel franchise, management and equity ownership company, we will continue to focus on improving the operations of our company operated and franchised hotels and over time, reduce our equity ownership in real estate, which we believe will maximize value for our shareholders. We are off to a strong start in 2015 and look forward to continuing the momentum.”

Fourth Quarter 2014 Results

Comparable revenue from company operated hotels was $24.4 million, an increase of $1.7 million or 7.3 percent compared to the same period a year ago, generated primarily by an increase in RevPAR. Comparable fourth quarter RevPAR increased 9.5 percent to $49.85 driven by a 4.5 percent increase in ADR to $85.21 and a 260 basis point increase in occupancy. Comparable hotel direct operating margin increased to 12.9 percent from 9.4 percent primarily as a result of increased ADR and lower hotel operating expenses.

Franchise revenue was flat when compared to the fourth quarter of 2013. Net segment profits decreased $0.4 million over prior year due to the initial investment costs of the enhanced franchise development team.

Entertainment revenue increased by $0.5 million compared to the prior year period due to a higher number of show nights and level of ticket sales. Profitability improved by $0.3 million year-over-year due to the mix of shows.

Net loss in the fourth quarter of 2014 was $4.4 million compared to $14.0 million in the same period a year ago. The improvement is primarily due to a $7.8 million impairment charge taken in the fourth quarter of 2013, as well as improved profitability of the company’s hotel and entertainment operations. Net loss per share for the fourth quarter of 2014 was $0.22 versus a loss per share of $0.71 in 2013. After adjusting for special items, adjusted net loss per share for the fourth quarter 2014 was $0.19 versus an adjusted loss per share of $0.26 in 2013, reflecting the substantial improvement in operating results across the RLHC system.

Total company Adjusted EBITDA for the fourth quarter increased $0.5 million compared to the prior year period primarily due to improved profitability of the company’s hotel operations.

Full Year 2014 Results

Comparable revenue from company operated hotels was $112.5 million, an increase of $6.9 million or 6.5 percent compared to the same period a year ago, generated primarily by a 6.9 percent increase in RevPAR. Year over year, the comparable RevPAR increase to $60.80 was generated by a 3.3 percent increase in ADR to $91.26, and a 220 basis point increase in occupancy. Comparable hotel direct operating margin increased 200 bps from to 21.3 percent from 19.3 percent primarily due to the improvement in ADR and lower operating expenses.

Franchise revenue increased by $2.5 million when compared to the prior year, primarily due to the $2.1 million early termination fee for the Seattle Fifth Avenue franchise location. Net segment profits increased $2.0 million over prior year.

Entertainment revenue increased by $7.7 million compared to the prior year due to a higher number of show nights and level of ticket sales. Profitability improved by $2.1 million year-over-year due to the mix and number of shows.

Net income in 2014 was $2.3 million compared to a net loss of $17.0 million in 2013. The improvement is primarily due to a $7.8 million impairment charge taken in the fourth quarter of 2013, as well as the early termination fee and improved profitability of the company’s hotel and entertainment operations. Before any adjustments for special items, earnings per share for 2014 was $0.12 versus a loss per share of $0.87 in 2013. After adjusting for special items, adjusted net loss per share for the full year 2014 was $0.13 versus adjusted net loss per share of $0.34 in 2013, reflecting the substantial improvement in operating results across the RLHC system.

Total company Adjusted EBITDA for the year increased $2.9 million, or 24 percent compared to the prior year. The increase is attributable to improved profitability of the company’s hotel and entertainment operations and the $2.1 million early termination fee for the Seattle Fifth Avenue franchise location.

Liquidity and Balance Sheet

At December 31, 2014, the company had $5.1 million in cash and cash equivalents and no cash borrowings on its $10 million revolving line of credit. Additionally, at December 31, 2014, the company had outstanding debt of $61.0 million.

As of December 31, 2014, the following assets were listed as held for sale:

•	Red Lion Hotel Wenatchee, 149 rooms

•	Red Lion Hotel Bellevue, 181 rooms

Capital expenditures for the year ended December 31, 2014, totaled $24.9 million of which $16.1 million was used to purchase a hotel in Baltimore. As previously disclosed, the company intends to recapitalize a portion of its investment in the property through equity and secured debt financing.

Subsequent Events
Subsequent to year-end, the company completed the sale of the Red Lion Hotel Bellevue for $35.4 million and concurrently signed a management agreement with the new owner, and the Red Lion Hotel Wenatchee for $4.1 million, simultaneously signing a franchise agreement with the new owner.

The company also completed the sale of a 45 percent ownership stake in 12 hotels, which were previously wholly owned by RLHC, to a joint venture and concurrently refinanced all of the company’s secured debt. Total debt and equity proceeds of the transaction were approximately $99 million, of which the joint venture will use approximately $26 million for planned renovations to the 12-hotel portfolio and to retire its remaining debt with Wells Fargo Bank.

Franchise Lodging Development Update
During 2014, the company completed 15 franchise agreements:

•	Red Lion Hotel Yakima Center, Wash. - formerly owned

•	Red Lion Inn & Suites Kennewick, Wash. - new franchise owner

•	Red Lion Hotel & Conference Center - Kelso/Longview, Wash. - formerly owned

•	Red Lion Inn & Suites Tucson North - Foothills, Ariz. - new location

•	Red Lion Hotel Oakland International Airport, Calif. - franchise renewal

•	Red Lion Hotel Columbia Center, Wash. - formerly owned

•	Red Lion Hotel Canyon Springs, Idaho - formerly owned

•	Red Lion Hotel Salem, Ore. - recommitment by current owner

•	Red Lion Hotel & Conference Center Seattle/Renton, Wash. - new location

•	Red Lion Inn & Suites Detroit Airport, Mich. - new location

•	Red Lion Inn & Suites Federal Way, Wash. - new location

•	Red Lion Hotel Pocatello, Idaho - formerly owned

•	Red Lion Inn & Suites Fort Collins, Colo. - new location

•	Red Lion Hotel Cincinnati, Ohio - new location scheduled to open in the first quarter of 2015

•	Red Lion Ridgewater Inn and Suites Polson, Mont. - new location under construction

2015 Outlook
Based on the outlook for the markets in which the company operates, the company is providing the following financial guidance for 2015:

•	2015 RevPAR for comparable company operated hotels is expected to increase 3 to 6 percent over 2014

•	Capital expenditures, including those associated with the 12 hotel joint venture portfolio and its loan, are expected to be between $30 and $35 million

•	The company expects to add between 20 and 30 hotels to the RLHC systemwide portfolio

Conference Call Information
The company will conduct a conference call on February 26 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg Mount and Executive Vice President and Chief Financial Officer Jim Bell.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1059. International callers should dial (651) 291-0278.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the RLHC website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 3:30 p.m. Pacific Time on February 26, 2015 through March 26, 2015, at (800) 475-6701 or (320) 365-3844 (International), using access code 353029. The replay will also be available shortly after the call on the RLHC website.

About RLHC
Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, management and ownership of midscale and upscale hotels. Established in 1959, the company has more than 50 hotels system wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company's website at www.redlion.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company's annual report on Form 10-K for the year ended December 31, 2013, and in other documents filed by the company with the Securities and Exchange Commission.

For Additional Information:

Pam Scott, VP, Corporate Communications
(509) 777-6393 (Direct)
(509) 570-4610 (Cell)
Pam.Scott@redlion.com

Red Lion Hotels Corporation
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except footnotes and per share amounts)

	Three Months Ended December 31,
	2014	2013	$ Change	% Change
Revenue:
Hotels	$24,534	$25,888	(1,354)	(5.2)
Franchise	1,575	1,561	14	0.9
Entertainment	3,165	2,666	499	18.7
Other	12	86	(74)	(86.0)
Total revenues	29,286	30,201	(915)	(3.0)
Operating expenses:
Hotels	21,414	23,499	(2,085)	(8.9)
Franchise	1,745	1,381	364	26.4
Entertainment	2,839	2,631	208	7.9
Other	82	164	(82)	(50.0)
Depreciation and amortization	3,196	3,270	(74)	(2.3)
Hotel facility and land lease	1,718	1,150	568	49.4
Asset impairment	—	7,785	(7,785)	n/m
Loss (gain) on asset dispositions, net	(568)	(92)	(476)	(517.4)
General and administrative expenses	2,275	1,445	830	57.4
Total operating expenses	32,701	41,233	(8,532)	(20.7)
Operating income (loss)	(3,415)	(11,032)	7,617	69.0
Other income (expense):
Interest expense	(1,138)	(1,235)	97	7.9
Other income, net	135	73	62	84.9
Income (loss) before taxes	(4,418)	(12,194)	7,776	63.8
Income tax expense (benefit)	—	736	(736)	n/m
Net income (loss) from continuing operations	(4,418)	(12,930)	8,512	65.8
Discontinued operations (1)
Income (loss) from discontinued business units, net of income tax (benefit) expense of $0, and $66, respectively	—	325	(325)	n/m
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $0 and $0, respectively	—	(1,353)	1,353	n/m
Net income (loss) from discontinued operations	—	(1,028)	1,028	n/m
Net income (loss)	(4,418)	(13,958)	9,540	68.3
Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	—	169	(169)	n/m
Comprehensive income (loss)	$(4,418)	$(13,789)	9,371	68.0

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$(0.22)	$(0.66)
Net income (loss) from discontinued operations	$—	$(0.05)
Net income (loss)	$(0.22)	$(0.71)
Weighted average shares - basic	19,846	19,684
Weighted average shares - diluted	19,846	19,684

Non-GAAP Financial Measures:
EBITDA (2)	$(84)	$(8,717)	$8,633	99.0%
Adjusted EBITDA (2)	$547	$96	$451	(469.8)%
Adjusted net income (loss)(2)	(3,787)	(5,145)	1,358	26.4%

(1) Discontinued operations includes a hotel in Eugene, Oregon that ceased operations in first quarter 2014.
(2) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net income (loss) are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except footnotes and per share amounts)

	Year Ended December 31,
	2014	2013	$ Change	% Change
Revenue:
Hotels	$118,616	$120,391	(1,775)	(1.5)
Franchise	9,618	7,136	2,482	34.8
Entertainment	17,115	9,439	7,676	81.3
Other	77	341	(264)	(77.4)
Total revenues	145,426	137,307	8,119	5.9
Operating expenses:
Hotels	94,241	97,831	(3,590)	(3.7)
Franchise	7,004	6,555	449	6.8
Entertainment	14,785	9,189	5,596	60.9
Other	318	535	(217)	(40.6)
Depreciation and amortization	12,762	13,960	(1,198)	(8.6)
Hotel facility and land lease	5,210	4,464	746	16.7
Asset impairment	—	7,785	(7,785)	n/m
Loss (gain) on asset dispositions, net	(4,006)	(112)	(3,894)	n/m
General and administrative expenses	8,353	7,945	408	5.1
Total operating expenses	138,667	148,152	(9,485)	(6.4)
Operating income (loss)	6,759	(10,845)	17,604	162.3
Other income (expense):
Interest expense	(4,575)	(5,516)	941	17.1
Other income, net	339	474	(135)	(28.5)
Income (loss) before taxes	2,523	(15,887)	18,410	115.9
Income tax expense (benefit)	31	(817)	848	103.8
Net income (loss) from continuing operations	2,492	(15,070)	17,562	116.5
Discontinued operations (1)
Income (loss) from discontinued business units, net of income tax (benefit) expense of $0 and $0, respectively	(187)	(1,204)	1,017	84.5
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $0 and $0, respectively	(2)	(773)	771	99.7
Net income (loss) from discontinued operations	(189)	(1,977)	1,788	90.4
Net income (loss)	2,303	(17,047)	19,350	113.5
Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(44)	(159)	115	72.3
Comprehensive income (loss)	$2,259	$(17,206)	19,465	113.1

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$0.13	$(0.77)
Net income (loss) from discontinued operations	$(0.01)	$(0.10)
Net income (loss)	$0.12	$(0.87)
Weighted average shares - basic	19,785	19,575
Weighted average shares - diluted	19,891	19,575

Non-GAAP Financial Measures:
EBITDA (2)	$19,671	$1,612	$18,059	1,120.3%
Adjusted EBITDA (2)	$14,875	$11,956	$2,919	24.4%
Adjusted net income (loss)(2)	(2,493)	(6,703)	4,210	(62.8)%

(1) Discontinued operations includes the following: a commercial mall in Kalispell, Montana that was sold in first quarter 2013; a catering contract in Yakima, Washington that was terminated in first quarter 2013; a hotel in Medford, Oregon that was sold in third quarter 2013; and a hotel in Eugene, Oregon that ceased operations in first quarter 2014.

(2) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net income (loss) are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except per share data)

	December 31, 2014	December 31, 2013
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$5,126	$13,058
Restricted cash	225	—
Accounts receivable, net	6,752	6,283
Notes receivable	2,944	672
Inventories	1,013	1,386
Prepaid expenses and other	3,671	3,266
Deferred income taxes	—	1,034
Assets held for sale	21,173	18,346
Total current assets	40,904	44,045
Property and equipment, net	160,410	166,356
Goodwill	8,512	8,512
Intangible assets, net	7,012	6,992
Notes receivable, long term	2,340	4,423
Other assets, net	4,176	4,298
Total assets	$223,354	$234,626
LIABILITIES
Current liabilities:
Accounts payable	$2,952	$4,763
Accrued payroll and related benefits	4,567	2,786
Other accrued entertainment expenses	5,625	4,418
Other accrued expenses	2,547	4,271
Deferred income taxes	2,778	—
Long-term debt, due within one year	—	3,000
Total current liabilities	18,469	19,238
Long-term debt, due after one year, net of discount	30,200	40,058
Deferred income	2,988	3,455
Deferred income taxes	35	3,841
Debentures due Red Lion Hotels Capital Trust	30,825	30,825
Total liabilities	82,517	97,417
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock- 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock- 50,000,000 shares authorized; $0.01 par value; 19,846,508 and 19,687,232 shares issued and outstanding	198	197
Additional paid-in capital, common stock	153,671	152,303
Accumulated other comprehensive income (loss), net of tax	(203)	(159)
Retained earnings (accumulated deficit)	(12,829)	(15,132)
Total stockholders’ equity	140,837	137,209
Total liabilities and stockholders’ equity	$223,354	$234,626

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)

System-wide Hotels as of December 31, 2014
			Meeting Space
	Hotels	Rooms	(sq. ft.)
Company operated hotels	19	3,887	177,250
Franchised hotels	34	4,677	244,072
Leo Hotel Collection	2	3,256	241,000
Total systemwide	55	11,820	662,322

Comparable Hotel Statistics from Continuing Operations (1)
	Three Months Ended December 31, 2014				Three Months Ended December 31, 2013
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Company operated hotels	58.5%		$85.21	$49.85	55.9%	$81.54	$45.54
Franchised hotels	44.0%		$78.90	$34.69	42.3%	$77.30	$32.72
Total systemwide	51.8%		$82.72	$42.82	49.6%	$79.86	$39.60

Change from prior comparative period:
Company operated hotels	260	bps	4.5%	9.5%
Franchised hotels	170	bps	2.1%	6.0%
Total system-wide	220	bps	3.6%	8.1%

	Year Ended December 31, 2014				Year Ended December 31, 2013
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Company operated hotels	66.6%		$91.26	$60.80	64.4%	$88.35	$56.87
Franchised hotels	51.4%		$82.30	$42.33	50.9%	$79.54	$40.52
Total systemwide	59.6%		$87.68	$52.26	58.1%	$84.77	$49.29
Change from prior comparative period:
Company operated hotels	220	bps	3.3%	6.9%
Franchised hotels	50	bps	3.5%	4.5%
Total systemwide	150	bps	3.4%	6.0%

(1)
Includes all managed and franchised hotels and excludes hotels classified as discontinued operations. This also excludes the two properties under the Leo Hotel Collection Brand. The Missoula, Pendleton, Yakima, Kennewick, Kelso, Canyon Springs and Pocatello properties have been excluded from the company operated hotel statistics and included in the franchise statistics as we sold those previously owned properties during 2014 and 2013 and maintained franchise agreements on those properties.

(2)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Comparable Operating Results and Data From Continuing Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels is defined as properties that are operated by the company and excludes the results of discontinued operations and sold properties. Discontinued operations include the following: a catering contract in Yakima, Washington that was terminated in first quarter 2013; a hotel in Medford, Oregon that was sold in third quarter 2013; and a hotel in Eugene, Oregon that ceased operations in first quarter 2014. Sold properties include the following: the Missoula property, which was sold in February 2013; the Pendleton property, which was sold in April 2013; the Yakima property, which was sold in April 2014; the Kelso and Kennewick properties, which were sold in May 2014; the Canyon Springs property, which was sold in June 2014; and the Pocatello property which was sold in October 2014.

We utilize these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Hotel revenue from continuing operations	$24,534	$25,888	$118,616	$120,391
less: hotel revenue from sold properties	(101)	(3,119)	(6,116)	(14,752)
Comparable total hotel revenue	$24,433	$22,769	$112,500	$105,639

Hotel operating expenses from continuing operations	$21,414	$23,498	$94,241	$97,831
less: hotel operating expenses from sold properties	(144)	(2,870)	(5,714)	(12,571)
Comparable hotel operating expenses	$21,270	$20,628	$88,527	$85,260

Hotel direct operating margin from continuing operations	$3,120	$2,390	$24,375	$22,560
less: total hotel direct operation margin from sold properties	43	(249)	(402)	(2,181)
Comparable hotel direct margin	$3,163	$2,141	$23,973	$20,379
Comparable hotel direct margin %	12.9%	9.4%	21.3%	19.3%

Red Lion Hotels Corporation
Reconciliation of Non-GAAP Measures
(unaudited)
($ in thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.
Adjusted EBITDA and Adjusted net income (loss) are additional measures of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.
EBITDA, Adjusted EBITDA and Adjusted net income (loss) are commonly used measures of performance in the industry. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. EBITDA, Adjusted EBITDA and Adjusted net income (loss) are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in our industry may calculate EBITDA and in particular Adjusted EBITDA and Adjusted net income (loss) differently than we do or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted EBITDA and Adjusted net income (loss) as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

		Three Months Ended December 31,		Year Ended December 31,
		2014	2013	2014	2013
Net income (loss)		$(4,418)	$(13,958)	$2,303	$(17,047)
	Depreciation and amortization	3,196	3,270	12,762	13,960
	Interest expense	1,138	1,235	4,575	5,516
	Income tax (benefit) expense	—	736	31	(817)
EBITDA		(84)	(8,717)	19,671	1,612
	Discontinued operations (1)	—	1,028	189	1,977
	Loss (gain) on asset dispositions (2)	(475)	—	(3,996)	—
	Early termination fee (3)	—	—	(2,095)	—
	Lease termination costs (4)	750	—	750	—
	Asset impairment (5)	—	7,785	—	7,785
	Separation costs (6)	356	—	356	582
Adjusted EBITDA		$547	$96	$14,875	$11,956

(1)
Discontinued operations includes the following: a commercial mall in Kalispell, Montana that was sold in first quarter 2013; a catering contract in Yakima, Washington that was terminated in first quarter 2013; a hotel in Medford, Oregon that was sold in third quarter 2013; and a hotel in Eugene, Oregon that ceased operations in first quarter 2014.

(2)
In the fourth quarter of 2014, we recorded $0.5 million in gain on the sale of the Pocatello property. In the second quarter of 2014, we recorded $3.5 million in gains on the sales of the Yakima, Kelso, Kennewick and Canyon Springs properties. These amounts are included in the line item "Gain on asset dispositions, net" on the accompanying consolidated statements of comprehensive income (loss).

(3)
During the second quarter of 2014, we recorded income from a $2.1 million early termination fee related to the Seattle Fifth Avenue Hotel terminating its franchise agreement. This amount is included in the line item "Franchise revenue" on the accompanying consolidated statements of comprehensive income (loss).

(4)	In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and recorded an additional $0.8 million in amortized lease termination fees.
(5)	In the fourth quarter of 2013, we recorded a $7.8 million impairment charge on the Yakima, Canyon Springs, Pocatello, Kelso and Wenatchee properties.
(6)
During the fourth quarter of 2014, we recorded a $0.4 million separation cost associated with the separation of the former Executive Vice President and Chief Financial Officer. During the third quarter of 2013, we recorded a $0.4 million separation cost associated with the retirement of the former President and Chief Executive Officer and a $0.2 million charge related to the separation of a former Executive Vice President and Chief Operating Officer.

Red Lion Hotels Corporation
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(unaudited)
($ in thousands)

The following is a reconciliation of adjusted net income to net income (loss) for the periods presented:

		Three Months Ended December 31,		Year Ended December 31,
		2014	2013	2014	2013
Net income (loss)		$(4,418)	$(13,958)	$2,303	$(17,047)
	Discontinued operations (1)	—	1,028	189	1,977
	Loss (gain) on asset dispositions (2)	(475)	—	(3,996)	—
	Early termination fee (3)	—	—	(2,095)	—
	Lease termination costs (4)	750	—	750	—
	Asset impairment (5)	—	7,785	—	7,785
	Separation costs (6)	356	—	356	582
Adjusted net income (loss)		$(3,787)	$(5,145)	$(2,493)	$(6,703)

Adjusted net income (loss) per share		(0.19)	(0.26)	(0.13)	(0.34)
Weighted average shares - basic		19,846	19,684	19,785	19,575
Weighted average shares - diluted		19,846	19,684	19,785	19,575

(1)
Discontinued operations includes the following: a commercial mall in Kalispell, Montana that was sold in first quarter 2013; a catering contract in Yakima, Washington that was terminated in first quarter 2013; a hotel in Medford, Oregon that was sold in third quarter 2013; and a hotel in Eugene, Oregon that ceased operations in first quarter 2014.

(2)
In the fourth quarter of 2014, we recorded $0.5 million in gain on the sale of the Pocatello property. In the second quarter of 2014, we recorded $3.5 million in gains on the sales of the Yakima, Kelso, Kennewick and Canyon Springs properties. These amounts are included in the line item "Gain on asset dispositions, net" on the accompanying consolidated statements of comprehensive income (loss).

(3)
During the second quarter of 2014, we recorded income from a $2.1 million early termination fee related to the Seattle Fifth Avenue Hotel terminating its franchise agreement. This amount is included in the line item "Franchise revenue" on the accompanying consolidated statements of comprehensive income (loss).

(4)	In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and recorded an additional $0.8 million in amortized lease termination fees.
(5)	In the fourth quarter of 2013, we recorded a $7.8 million impairment charge on the Yakima, Canyon Springs, Pocatello, Kelso and Wenatchee properties.
(6)
During the fourth quarter of 2014, we recorded a $0.4 million separation cost associated with the separation of the former Executive Vice President and Chief Financial Officer. During the third quarter of 2013, we recorded a $0.4 million separation cost associated with the retirement of the former President and Chief Executive Officer and a $0.2 million charge related to the separation of a former Executive Vice President and Chief Operating Officer.